CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Starboard Investment Trust and to the use of our report dated July 29, 2016 on the financial statements and financial highlights of Cavalier Dividend Income Fund, Cavalier Dynamic Growth Fund, Cavalier Fundamental Growth Fund, Cavalier Global Opportunities Fund, Cavalier Hedged High Income Fund, Cavalier Multi Strategist Fund, Cavalier Adaptive Income Fund (formerly Cavalier Stable Income Fund), Cavalier Tactical Rotation Fund, and Alpha Risk Dividend Hedged Equity Fund (formerly Cavalier Hedged Equity Fund), each a series of shares of beneficial interest of the Starboard Investment Trust.   Such financial statements and financial highlights appear in the May 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

                     BBD, LLP

Philadelphia, Pennsylvania
September 28, 2016